EXHIBIT 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF INTERCONTINENTAL EXCHANGE, INC.

Intercontinental Exchange, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(1)            The present name of the Corporation is Intercontinental Exchange, Inc. The name under which the Corporation was originally incorporated was Intercontinental Exchange Group, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 6, 2013.

(2)            This Eighth Amended and Restated Certificate of Incorporation of the Corporation restates, integrates, and further amends the provisions of the Seventh Amended and Restated Certificate of Incorporation of the Corporation.

(3)            This Eighth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(4)            Pursuant to Sections 242 and 245 of the DGCL, the Seventh Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby restated and integrated to read in its entirety as set forth on Exhibit A.

(5)            This Eighth Amended and Restated Certificate of Incorporation of the Corporation shall become effective at 4:00 p.m., Eastern Time, on August 28, 2026.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Eighth Amended and Restated Certificate of Incorporation of the Corporation on this 28th day of August, 2026.

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Andrew J. Surdykowski
Name: Andrew J. Surdykowski
Title: General Counsel

Exhibit A

EIGHTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF INTERCONTINENTAL EXCHANGE, INC.

ARTICLE I

Name of Corporation

The name of the Corporation is Intercontinental Exchange, Inc.

ARTICLE II

Registered Office

The address of the Corporation’s registered office in the State of Delaware, County of New Castle, is 1521 Concord Pike, Suite 201, Wilmington, Delaware 19803. The name of its registered agent at such address is: United Agent Group Inc.

ARTICLE III

Purpose

The nature or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

Stock

A.            Classes and Series of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation is authorized to issue is one billion six hundred million (1,600,000,000) shares, consisting of:

1.            one billion five hundred million (1,500,000,000) shares of Common Stock, par value $0.01 per share, which shares shall be designated as “Common Stock” (the “Common Stock”); and

2.            one hundred million (100,000,000) shares of Preferred Stock, par value $0.01 per share, which shares shall be designated as “Preferred Stock” (the “Preferred Stock”).

B.             Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized, to the fullest extent permitted by law, to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

1.            the distinctive serial designation of such series, which shall distinguish it from other series;

2.            the number of shares included in such series;

3.            whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board of Directors of the Corporation, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

4.            whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

5.            the amount or amounts that shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

6.            the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

7.            the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

8.            whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

9.            whether or not the holders of the shares of such series shall have voting rights or powers, in addition to the voting rights and powers provided by law, and if so the terms of such voting rights or powers, which may provide, among other things and subject to the other provisions of this Amended and Restated Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series together with one or more other series or classes of stock of the Corporation) and that all of the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter.

For all purposes, this Amended and Restated Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Amended and Restated Certificate of Incorporation to increase or decrease the number of authorized shares of any series of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board of Directors of the Corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote thereon and all other outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

Except as otherwise required by law or provided in the certificate of designations for the relevant series of Preferred Stock, holders of Common Stock shall not be entitled to vote on any amendment of this Amended and Restated Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the Delaware General Corporation Law as then in effect.

C.             Options, Warrants and Other Rights. The Board of Directors is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or any other entity, including any class or series of stock of the Corporation or any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board and set forth in one or more agreements or instruments. Among other things and without limitation, such terms and conditions may provide for the following:

1.            adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any Person (as defined in paragraph A.9 of Article V) of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

2.            restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any Person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a Person, or invalidating or voiding such options, warrants or other rights held by any such Person or transferee; and

3.            permitting the Board of Directors (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, terminate or exchange such options, warrants or other rights.

This Section C shall not be construed in any way to limit the power of the Board of Directors to create and issue options, warrants or other rights.

ARTICLE V

Limitations on Voting and Ownership

A.            Voting Limitation.

1.            Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, for so long as the Corporation shall directly or indirectly control a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a) no Person, either alone or together with its Related Persons, as of any record date for the determination of stockholders entitled to vote on any matter, shall be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than 10% of the then outstanding votes entitled to be cast on such matter, without giving effect to this ARTICLE V (such threshold being hereinafter referred to as the “Voting Limitation”), and the Corporation shall disregard any such votes purported to be cast in excess of the Voting Limitation; and (b) if any Person, either alone or together with its Related Persons, is party to any agreement, plan or other arrangement relating to shares of stock of the Corporation entitled to vote on any matter with any other Person, either alone or together with its Related Persons, under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this ARTICLE V, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 10% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter) (the “Recalculated Voting Limitation”), then the Person, either alone or together with its Related Persons, shall not be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person, either alone or together with its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than the Recalculated Voting Limitation, and the Corporation shall disregard any such votes purported to be cast in excess of the Recalculated Voting Limitation.

2.            The Voting Limitation and the Recalculated Voting Limitation, as applicable, shall apply to each Person unless and until: (a) such Person shall have delivered to the Board of Directors a notice in writing, not less than 45 days (or such shorter period as the Board of Directors shall expressly consent to) prior to any vote, of such Person’s intention, either alone or together with its Related Persons, to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, in excess of the Voting Limitation or the Recalculated Voting Limitation, as applicable; (b) the Board of Directors shall have resolved to expressly permit such voting; and (c) such resolution shall have been filed with, and approved by, the U.S. Securities and Exchange Commission (the “SEC”) under Section 19(b) of the Exchange Act and shall have become effective thereunder.

3.            Subject to its fiduciary obligations under applicable law, the Board of Directors shall not adopt any resolution pursuant to clause (b) of Section A.2 of this ARTICLE V unless the Board of Directors shall have determined that:

(a)            the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, (i) will not impair the ability of any national securities exchange registered under Section 6 of the Exchange Act that is directly or indirectly controlled by the Corporation (each such national securities exchange so controlled, an “Exchange”), any entity controlled by the Corporation that is not itself an Exchange but that directly or indirectly controls an Exchange (each such controlling entity, an “Intermediate Holding Company”) or the Corporation to discharge their responsibilities under the Exchange Act and the rules and regulations thereunder and (ii) is otherwise in the best interests of (w) the Corporation, (x) its stockholders and (y) each Exchange;

(b)            the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Exchange Act;

(c)            in the case of a resolution to approve the exercise of voting rights in excess of 20% of the then outstanding votes entitled to be cast on such matter, (i) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) (any such person subject to statutory disqualification being referred to in this Amended and Restated Certificate of Incorporation as a “U.S. Disqualified Person”); and (ii) for so long as the Corporation directly or indirectly controls one or more Exchanges, neither such Person nor any of its Related Persons is a Member (as defined below) of any Exchange;

(d)            in the case of a resolution to approve the entering into of an agreement, plan or other arrangement under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this ARTICLE V, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 20% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter), (i) neither such Person nor any of its Related Persons is a U.S. Disqualified Person; and (ii) for so long as the Corporation directly or indirectly controls one or more Exchanges, neither such Person nor any of its Related Persons is a Member of any Exchange.

4.            In addition to the limitations in subsections 1-3 above of this Section A of Article V, for so long as the Corporation shall directly or indirectly control a security-based swap execution facility registered under Section 3D of the Exchange Act (each security-based swap execution facility so controlled, an “SBSEF”), no SBSEF Member (as defined below), either alone or together with its Related Persons, shall be entitled directly or indirectly to vote, cause the voting of, or give any consent or proxy with respect to the voting of, any interest that exceeds 20% of the voting power of any class of securities or of other ownership interest in the Corporation (such threshold being hereinafter referred to as the “SBSEF Voting Limitation”), and the Corporation shall disregard any such votes purported to be cast in excess of the SBSEF Voting Limitation.

5.            In making such determinations, the Board of Directors may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board of Directors may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of the Corporation.

6.            If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person (the “Record Owner”), this Section A of ARTICLE V shall be enforced against such Record Owner by limiting the votes entitled to be cast by such Record Owner in a manner that will accomplish the Voting Limitation, the Recalculated Voting Limitation and the SBSEF Voting Limitation applicable to such Person and its Related Persons.

7.            This Section A of ARTICLE V shall not apply to (1) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (2) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act (other than a solicitation pursuant to Rule 14a- 2(b)(2) promulgated under the Exchange Act, with respect to which this Section A of ARTICLE V shall apply).

8.            For purposes of this Section A of ARTICLE V, no Person shall be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of stock of the Corporation solely because such Person or any of such Person’s Related Persons has or shares the power to vote or direct the voting of such shares of stock as a result of (1) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (2) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Exchange Act, with respect to which this Section A of ARTICLE V shall apply), except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

9.            “Member” shall mean, with respect to any national securities exchange, a Person that is a “member” of an Exchange within the meaning of Section 3(a)(3)(A) of the Exchange Act.

10.          “Person” shall mean any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government.

11.           “Related Persons” shall mean with respect to any Person:

(a)            any “affiliate” of such Person (as such term is defined in Rule 12b-2 under the Exchange Act);

(b)            any other Person(s) with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Corporation;

(c)            in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable;

(d)            in the case of a Person that is a Member or SBSEF Member, any Person that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act (with references therein to a national securities exchange being deemed to include a security-based swap execution facility));

(e)            in the case of a Person that is a natural person and is a Member or SBSEF Member, any broker or dealer that is also a Member or SBSEF Member with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act (with references therein to a national securities exchange being deemed to include a security-based swap execution facility));

(f)            in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries;

(g)            in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and

(h)            in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.

12.           “SBSEF Member” means, with respect to a security-based swap execution facility, a Person that is a “member” within the meaning of Rule 242.802 of Regulation SE under the Exchange Act.

B.             Ownership Concentration Limitation.

1.            Except as otherwise provided in this Section B of ARTICLE V, for so long as the Corporation shall directly or indirectly control any Exchange, no Person, either alone or together with its Related Persons, shall be permitted at any time to own beneficially shares of stock of the Corporation representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter (the “Concentration Limitation”).

2.            The Concentration Limitation shall apply to each Person unless and until:( a) such Person shall have delivered to the Board of Directors a notice in writing, not less than 45 days (or such shorter period as the Board of Directors shall expressly consent to) prior to the acquisition of any shares that would cause such Person (either alone or together with its Related Persons) to exceed the Concentration Limitation, of such Person’s intention to acquire such ownership; (b) the Board of Directors shall have resolved to expressly permit such ownership; and (c) such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Exchange Act and shall have become effective thereunder.

3.            Subject to its fiduciary obligations under applicable law, the Board of Directors shall not adopt any resolution pursuant to clause (b) of Section B.2 of this ARTICLE V unless the Board of Directors shall have determined that:

(a)            such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, (i) will not impair the ability of any Exchange, Intermediate Holding Company or the Corporation to discharge their respective responsibilities under the Exchange Act and the rules and regulations thereunder and (ii) is otherwise in the best interests of (w) the Corporation, (x) its stockholders and (y) each Exchange;

(b)            such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Exchange Act. In making such determinations, the Board of Directors may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board of Directors may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of the Corporation;

(c)            neither such Person nor any of its Related Persons is a U.S. Disqualified Person; and

(d)            for so long as the Corporation directly or indirectly controls any Exchange, neither such Person nor any of its Related Persons is a Member of any Exchange.

4.            Unless the conditions specified in Section B.2 of this ARTICLE V are met, if any Person, either alone or together with its Related Persons, at any time beneficially owns shares of stock of the Corporation in excess of the Concentration Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent funds are legally available therefor, that number of shares of stock of the Corporation necessary so that such Person, together with its Related Persons, shall beneficially own shares of stock of the Corporation representing in the aggregate no more than 20% of the then outstanding votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

5.            In addition to the limitations in subsections 1-4 above of this Section B of Article V, for so long as the Corporation shall directly or indirectly control any SBSEF, no SBSEF Member, either alone or together with its Related Persons, shall be permitted at any time to own, directly or indirectly, 20% or more of any class of voting securities or of other voting interest in the Corporation (the “SBSEF Concentration Limitation”). If any SBSEF Member, either alone or together with its Related Persons, at any time beneficially owns voting securities or other voting interest in the Corporation in excess of the SBSEF Concentration Limitation, such SBSEF Member and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, at a price equal to the par value of such voting securities or other voting interest and to the extent funds are legally available therefor, that number of voting securities or other voting interest of the Corporation necessary so that such SBSEF Member, together with its Related Persons, shall beneficially own, directly or indirectly, less than 20% of any class of voting securities or of other voting interest in the Corporation, after taking into account that such repurchased voting securities or other voting interest shall become treasury shares and shall no longer be deemed to be outstanding.

6.            Nothing in this Section B of ARTICLE V shall preclude the settlement of transactions entered into through the facilities of New York Stock Exchange; provided, however, that, if any Transfer of any shares of stock of the Corporation shall cause any Person, either alone or together with its Related Persons, at any time to beneficially own shares of stock of the Corporation in excess of the Concentration Limitation or SBSEF Concentration Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, shares of stock of the Corporation as specified in Section B.4 or B.5, as applicable, of this ARTICLE V.

7.            If any share of Common Stock shall be represented by a certificate, a legend shall be placed on such certificate to the effect that such share of Common Stock is subject to the Concentration Limitations and SBSEF Concentration Limitation as set in Section B of this Article V. If the shares of Common Stock shall be uncertificated, a notice of such restrictions and limitations shall be included in the statement of ownership provided to the holder of record of such shares of Common Stock.

C.             Procedure for Repurchasing Stock.

1.            In the event the Corporation shall repurchase shares of stock (the “Repurchased Stock”) of the Corporation pursuant to ARTICLE V, notice of such repurchase shall be given by first class mail, postage prepaid, mailed not less than 5 business nor more than 60 calendar days prior to the repurchase date, to the holder of the Repurchased Stock, at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (a) the repurchase date; (b) the number of shares of Repurchased Stock to be repurchased; (c) the aggregate repurchase price, which shall equal the aggregate par value of such shares; and (d) the place or places where such Repurchased Stock is to be surrendered for payment of the aggregate repurchase price. Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the repurchase of Repurchased Stock. From and after the repurchase date (unless default shall be made by the Corporation in providing funds for the payment of the repurchase price), shares of Repurchased Stock which have been repurchased as aforesaid shall become treasury shares and shall no longer be deemed to be outstanding, and all rights of the holder of such Repurchased Stock as a stockholder of the Corporation (except the right to receive from the Corporation the repurchase price against delivery to the Corporation of evidence of ownership of such shares) shall cease. Upon surrender in accordance with said notice of evidence of ownership of Repurchased Stock so repurchased (properly assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be repurchased by the Corporation at par value.

2.            If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this ARTICLE V shall be enforced against such Record Owner by requiring the sale of shares of stock of the Corporation held by such Record Owner in accordance with this ARTICLE V, in a manner that will accomplish the Concentration Limitation or SBSEF Concentration Limitation applicable to such Person and its Related Persons.

D.             Right to Information; Determinations by the Board of Directors. The Board of Directors shall have the right to require any Person and its Related Persons that the Board of Directors reasonably believes (i) to be subject to the Voting Limitation, the Recalculated Voting Limitation or the SBSEF Voting Limitation, (ii) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shares of stock of the Corporation entitled to vote on any matter in excess of the Concentration Limitation or SBSEF Concentration Limitation, or (iii) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) an aggregate of 5% or more of the then outstanding shares of stock of the Corporation entitled to vote on any matter, which ownership such Person, either alone or together with its Related Persons, has not reported to the Corporation, to provide to the Corporation, upon the Board of Directors’ request, complete information as to all shares of stock of the Corporation beneficially owned by such Person and its Related Persons and any other factual matter relating to the applicability or effect of this ARTICLE V as may reasonably be requested of such Person and its Related Persons. Any constructions, applications or determinations made by the Board of Directors pursuant to ARTICLE V in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its directors, officers and stockholders.

ARTICLE VI

Board of Directors

A.            Powers of the Board of Directors—General. All corporate powers shall be exercised by the Board of Directors of the Corporation, except as otherwise specifically required by law or as otherwise provided in this Amended and Restated Certificate of Incorporation.

B.             Number of Directors. The number of directors of the Corporation shall be fixed only by resolution of the Board of Directors of the Corporation from time to time in the manner set forth in the bylaws.

C.             Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships that the holders of any class or classes of stock or series thereof are expressly entitled by this Amended and Restated Certificate of Incorporation to fill) may be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

D.             Directors representing holders of Preferred Stock. Notwithstanding Section C of this ARTICLE VI, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then any vacancies and newly created directorships that are reserved to such holders voting separately as a class shall be filled only by such holders voting separately as a class, provided always that the total number of directors of the Corporation shall not exceed the number fixed pursuant to Section B of this ARTICLE VI. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

E.             Power to Call Stockholder Meetings. Special meetings of stockholders of the Corporation may be called at any time by, but only by, (1) the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors then in office, (2) the Chair of the Board of Directors, (3) the Chief Executive Officer of the Corporation or (4) the secretary of the Corporation (the “Secretary”) upon the receipt by the Secretary of a written request (a “Special Meeting Request”) by one or more stockholders of record holding as of the date of the Secretary’s receipt of the Special Meeting Request shares of Common Stock (“Requesting Stockholder”) representing in the aggregate at least 20% of the shares of Common Stock outstanding at such time that would be entitled to vote at the meeting as determined under Section A.1 of ARTICLE V; provided that a special meeting of stockholders requested by a Requesting Stockholder (a “Stockholder Requested Special Meeting”) shall be called by the Secretary only if such Requesting Stockholder complies with this Section E of ARTICLE VI, the bylaws of the Corporation and applicable law, in each case of clauses (1) through (4), to be held at such date, time and place, if any, either within or without the State of Delaware as may be stated in the notice of the meeting.

F.             Bylaws. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal any or all of the bylaws of the Corporation.

G.             Considerations of the Board of Directors. In taking any action, including action that may involve or relate to a change or potential change in the control of the Corporation, a director of the Corporation may consider, among other things, both the long-term and short-term interests of the Corporation and its stockholders and the effects that the Corporation’s actions may have in the short term or long term upon any one or more of the following matters:

1.            the prospects for potential growth, development, productivity and profitability of the Corporation and its subsidiaries;

2.            the current employees of the Corporation or its subsidiaries;

3.            the employees of the Corporation or its subsidiaries and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Corporation or its subsidiaries;

4.            the customers and creditors of the Corporation or its subsidiaries;

5.            the ability of the Corporation and its subsidiaries to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which they do business;

6.            the potential impact on the relationships of the Corporation or its subsidiaries with regulatory authorities and the regulatory impact generally; and

7.            such other additional factors as a director may consider appropriate in such circumstances.

Nothing in this Section G of ARTICLE VI shall create any duty owed by any director, officer or employee of the Corporation to any Person to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration to the foregoing matters. No employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against any director, officer or employee of the Corporation or the Corporation under this Section G of ARTICLE VI.

ARTICLE VII

Officer and Director Disqualification

No person that is a U.S. Disqualified Person may be a director or officer of the Corporation.

ARTICLE VIII

Elections of Directors

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE IX

Stockholder Action

A.            No Action by Written Consent. No action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied. Notwithstanding this ARTICLE IX, the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.

B.             Quorum. At each meeting of stockholders of the Corporation, except where otherwise required by law or this Amended and Restated Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum (it being understood that any shares in excess of the Voting Limitation, the Recalculated Voting Limitation or the SBSEF Voting Limitation shall not be counted as present at the meeting and shall not be counted as outstanding shares of stock of the Corporation for purposes of determining whether there is a quorum, unless and only to the extent that the Voting Limitation, or the Recalculated Voting Limitation, as applicable, shall have been duly waived pursuant to Section A or Section B of ARTICLE V). For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the voting power of the outstanding shares of such class or classes entitled to vote, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. In the absence of a quorum of the holders of any class of stock of the Corporation entitled to vote on a matter, the meeting of such class may be adjourned from time to time until a quorum of such class shall be so present or represented. Shares of its own capital stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity, provided, further, that any such shares of the Corporation’s own capital stock held by it in a fiduciary capacity shall be voted by the person presiding over any vote in the same proportions as the shares of capital stock held by the other stockholders are voted (including any abstentions from voting).

If this Amended and Restated Certificate of Incorporation provides for more or less than one vote for any share of stock of the Corporation on any matter or to the extent a stockholder is prohibited pursuant to this Amended and Restated Certificate of Incorporation from casting votes with respect to any shares of stock of the Corporation, every reference in the bylaws of the Corporation to a majority or other proportion of shares of stock of the Corporation shall refer to such majority or other proportion of the aggregate votes of such shares of stock, taking into account any greater or lesser number of votes as a result of the foregoing.

C.             Bylaws. No adoption, amendment or repeal of a bylaw by action of stockholders shall be effective unless approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this ARTICLE IX shall be in addition to any other vote of stockholders that may be required by law, this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, any agreement with a national securities exchange or otherwise.

D.             Location of Stockholder Meetings and Records. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law as it now exists or as it may hereafter be amended) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE X

Amendments

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, for so long as this Corporation shall control, directly or indirectly, any Exchange, before any amendment or repeal of any provision of the Certificate of Incorporation of this Corporation shall be effective, such amendment or repeal shall be submitted to the boards of directors of each Exchange, and if any or all of such boards of directors shall determine that such amendment or repeal must be filed with or filed with and approved by the SEC under Section 19 of the Exchange Act and the rules promulgated thereunder before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with or filed with and approved by the SEC, as the case may be.

ARTICLE XI

Exculpation

A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended, after approval by the stockholders of this ARTICLE, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

An amendment, repeal or modification of the foregoing provisions of this ARTICLE XI, or the adoption of any provision in an amended or restated Certificate of Incorporation inconsistent with this ARTICLE XI, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE XII

Indemnification

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) such directors, officers or agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this ARTICLE XII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.